Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated March 5, 2015 (May 5, 2015 as to the convenience translation described in Note 2 (g)) relating to the consolidated financial statements and financial statement schedule of Baozun Inc., formerly named as Baozun Cayman Inc., its subsidiaries and variable interest entity (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Consolidated Financial and Other Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

May 8, 2015